Exhibit 99.1

FORESTAR REPORTS FISCAL 2020 FOURTH QUARTER EARNINGS OF $0.50 PER DILUTED SHARE

ARLINGTON, Texas (Business Wire) - November 5, 2020

Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its fourth quarter ended September 30, 2020. Net income attributable to Forestar for the fourth quarter of fiscal 2020 increased 91% to $24.2 million, or $0.50 per diluted share, compared to $12.7 million, or $0.30 per diluted share, in the same quarter of fiscal 2019. Revenues for the fourth quarter of fiscal 2020 increased 47% to $347.6 million from $236.3 million in the same quarter of fiscal 2019. Residential lots sold in the quarter increased 108% to 3,977 lots compared to 1,908 lots in the same quarter of fiscal 2019.

Net income attributable to Forestar for the fiscal year ended September 30, 2020 increased 84% to $60.8 million, or $1.26 per diluted share, compared to $33.0 million, or $0.79 per diluted share, in fiscal 2019. Revenues for the fiscal year ended September 30, 2020 increased 118% to $931.8 million from $428.3 million in fiscal 2019. Residential lots sold in the fiscal year ended September 30, 2020 increased 151% to 10,373 lots compared to 4,132 lots sold in fiscal 2019.

The Company's lot position at September 30, 2020 consisted of 60,500 lots, of which 42,400 were owned and 18,100 were controlled through purchase contracts. Of the Company's owned lot position, 30,400 lots, or 72%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. ("D.R. Horton") at September 30, 2020.

The Company ended the year with $394.3 million of unrestricted cash and $344.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $738.3 million. Debt at September 30, 2020 totaled $641.1 million, with no senior note maturities until fiscal 2024, and the Company's net debt to total capital ratio was 22.1%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Donald J. Tomnitz, Chairman of the Board, said, "Housing market conditions remain favorable across the country, and Forestar is consolidating market share in the fragmented and under-capitalized U.S. lot development industry. The Forestar team achieved a strong fiscal 2020 with over 10,000 lot deliveries, and we now expect to deliver between 13,000 and 13,500 lots in fiscal 2021.

“Forestar's return-focused business model is centered on our high turnover, lower risk lot manufacturing strategy, and we are well positioned to effectively operate through changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. With approximately 60,500 lots owned and controlled at September 30, 2020, we expect continued robust growth in the coming years."

COVID-19
During the latter part of March 2020, the impacts of the COVID-19 pandemic (C-19) and the related widespread reductions in economic activity began to temporarily affect the Company’s business operations and the demand for its residential lots. However, residential construction is designated an essential business as part of critical infrastructure in almost all municipalities across the U.S. where Forestar operates. The Company implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company remains cautious as to the impact C-19 may have on its operations and on the overall economy in the future. There is significant uncertainty regarding the extent to which and how long C-19 and its related effects will have on the U.S. economy, capital markets and demand for the Company's lots. The extent to which C-19 impacts Forestar's operational and financial performance will depend on future developments, including the duration and spread of C-19 and the impact on the Company's customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, November 5) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 49 markets and 21 states at September 30, 2020 and is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we now expect to deliver between 13,000 and 13,500 lots in fiscal 2021 and that Forestar's returns-focused business model is centered on our high turnover, lower risk lot manufacturing strategy, and we are well positioned to effectively operate through changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. The forward-looking statements also include that with approximately 60,500 lots owned and controlled at September 30, 2020, we expect continued robust growth in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers; the impact of C-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; competitive actions by other companies; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales; our ability to comply with our debt covenants, restrictions and limitations; our ability to hire and retain key personnel; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; general economic, market or business conditions where our real estate activities are concentrated; our ability to achieve our strategic initiatives; our ability to obtain future entitlement and development approvals; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; the levels of resale housing inventory in our projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the strength of our information technology systems and the risk of cybersecurity breaches; and the conditions of the capital markets and our ability to raise capital to fund expected growth. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are or will be filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2020	2019
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$394.3	$382.8
Real estate	1,309.7	1,028.9
Investment in unconsolidated ventures	3.6	7.3
Income taxes receivable	6.3	3.2
Property and equipment, net	1.1	2.4
Deferred tax asset, net	—	17.4
Other assets	24.9	13.7
Total assets	$1,739.9	$1,455.7
LIABILITIES
Accounts payable	$29.2	$16.8
Earnest money on sales contracts	98.3	89.9
Deferred tax liability, net	5.7	—
Accrued expenses and other liabilities	93.8	79.6
Debt	641.1	460.5
Total liabilities	868.1	646.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 48,061,921 and 47,997,366 shares issued at September 30, 2020 and 2019, respectively	48.1	48.0
Additional paid-in capital	603.9	602.2
Retained earnings	218.9	158.1
Stockholders' equity	870.9	808.3
Noncontrolling interests	0.9	0.6
Total equity	871.8	808.9
Total liabilities and equity	$1,739.9	$1,455.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Revenues	$347.6	$236.3	$931.8	$428.3
Cost of sales	303.4	213.1	813.7	362.7
Selling, general and administrative expense	12.9	9.1	45.7	28.9
Equity in earnings of unconsolidated ventures	—	—	(0.7)	(0.5)
Gain on sale of assets	—	(0.6)	(0.1)	(3.0)
Interest and other income	(0.7)	(1.3)	(4.9)	(5.5)
Income before income taxes	32.0	16.0	78.1	45.7
Income tax expense	7.5	3.4	16.4	9.4
Net income	24.5	12.6	61.7	36.3
Net income attributable to noncontrolling interests	0.3	(0.1)	0.9	3.3
Net income attributable to Forestar Group Inc.	$24.2	$12.7	$60.8	$33.0

Basic net income per common share attributable to Forestar Group Inc.	$0.50	$0.30	$1.26	$0.79
Weighted average number of common shares	48.1	42.0	48.0	42.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.50	$0.30	$1.26	$0.79
Adjusted weighted average number of common shares	48.2	42.1	48.1	42.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
	(In millions)
Residential lot sales:
Development projects	$275.5	$89.1	$616.3	$218.8
Lot banking projects	66.7	83.4	261.7	128.9
Decrease in contract liabilities	0.2	7.6	2.3	4.0
	342.4	180.1	880.3	351.7
Residential tract sales	5.2	55.8	48.6	55.8
Commercial tract sales	—	—	2.5	18.5
Other	—	0.4	0.4	2.3
	$347.6	$236.3	$931.8	$428.3

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020		2019
Development projects	3,082	1,013	7,316		2,610
Lot banking projects	895	895	3,057		1,522
	3,977	1,908	10,373		4,132

Average sales price per lot (1)	$86,000	$90,400	$84,600		$84,200

			LOT POSITION
			September 30,
			2020		2019
Lots owned			42,400	(2)	29,700	(3)
Lots controlled under land and lot purchase contracts			18,100		8,600
Total lots owned and controlled			60,500		38,300
_____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at September 30, 2020 include approximately 14,000 under contract to sell to D.R. Horton and 16,400 of which D.R. Horton has a right of first offer to purchase.
(3)Lots owned at September 30, 2019 include approximately 12,800 under contract to sell to D.R. Horton and 10,600 of which D.R. Horton has a right of first offer to purchase.